Exhibit 99.1


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                Contact: Daniel L. Krieger,
                                                           Chairman &  President
                                                                 (515) 232-6251

April 16, 2004

                            AMES NATIONAL CORPORATION
                 ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS
                        AND FORECASTED EARNINGS FOR 2004

The Company earned net income of $2,965,000, or $0.95 per share for the three months ended March 31, 2004, compared to net income of $2,870,000, or $0.92 per share, for the three months ended March 31, 2003,an increase of 3%. The Company's return on average assets was 1.56% and 1.67% respectively, for the three-month periods ending March 31, 2004 and 2003. The Company's return on average equity was 10.91% and 11.26%, respectively for the three-month periods ending March 31, 2004 and 2003.Total assets increased from $737 million for the quarter ended March 31, 2003 to $799 million for the quarter ended March 31, 2004, an increase of 8%.

Net interest income increased $500,000 or 8% for the first quarter of 2004 compared to the same period in 2003. Non-interest expense was 4% higher in the first quarter of 2004 as the result of higher overhead expenses associated with data processing and equipment costs as well as employee salaries and benefits. Higher quarterly earnings were posted even though secondary market loan income and securities gains in the Company's investment portfolio were lower for first quarter 2004 compared to the same period a year ago.

Deposits increased 7% to a record $660 million with the majority of the growth in interest-bearing checking and money market accounts. Boone Bank & Trust Co., State Bank & Trust Co. and United Bank & Trust accounted for most of the increase in this area. United Bank has made an impact in the Marshalltown area with over $74 million in deposits since it began operations in mid June 2002.

Loans increased 6% to $360 million, a $20 million increase since March 31, 2003 with the growth coming in all loan categories.

Capital increased 8% to $111 million from one year ago. Capital at the end of March 2004, which includes over $10 million in net unrealized gains on securities available for sale, represented nearly 14% of total assets. Ames National Corporation stock, under the symbol ATLO, traded in the $58.25 to $61.00 range in the first quarter of 2004 and closed at $61.00 on March 31, 2004.

Ames National Corporation is forecasting earnings for the year ending December 31, 2004 of $3.85 to $3.93 per share this range is approximately 5% higher than the $3.71 per share earned for the year ending December 31, 2003. Higher earnings are forecast as the result of a projected increase in net interest income that exceeds an expected reduction in realized capital gains on securities and a decrease in secondary market loan income.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust, Marshalltown.

The Company's earnings forecast for 2004 is a forward-looking statement under the Private Securities Litigation Reform Act of 1995 that is subject to certain risks and uncertainties that could cause the actual earnings to differ materially from forecasted earnings. A number of factors, many of which are beyond the Company's control, could cause actual earnings to differ significantly from those described in this forward-looking statement. Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the areas in which the Company and the Banks operate, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in governmental regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management and asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.